WHITEFORD, TAYLOR & PRESTON
210 WEST PENNSYLVANIA AVENUE	L.L.P.	1025 CONNECTICUT AVENUE, NW
TOWSON, MARYLAND 21204-4515		WASHINGTON, D.C. 20036-5405
TELEPHONE 410 832-2000	SEVEN SAINT PAUL STREET	TELEPHONE 202 659-6800
FAX 410 832-2015	BALTIMORE, MARYLAND 21202-1626	FAX 202 331-0573
_____	410 347-8700	_____
FAX410 752-7092
20 COLUMBIA CORPORATE CENTER	www.wtplaw.com	1317 KING STREET
10420 LITTLE PATUXENT PARKWAY		ALEXANDRIA, VIRGINIA 22314-2928
COLUMBIA, MARYLAND 21044-3528		TELEPHONE 703 836-5742
TELEPHONE 410 884-0700		FAX 703 836-0265
FAX 410 884-0719

August 9, 2006

KH Funding Company
10801 Lockwood Drive, Suite 370
Silver Spring, MD 20910

Re:	KH Funding Company Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to KH Funding Company (the “Company”) in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), to register the public sale of up to $250,000,000 of debt securities of the Company, consisting of $220,000,000 aggregate principal amount of Series 3 Senior Secured Notes (the “Series 3 Notes”) and $30,000,000 of Series 4 Subordinated Unsecured Notes (the “Series 4 Notes,” and together with the Series 3 Notes, the “Notes”). The Notes will be issued pursuant to an Indenture dated August 2, 2004, as supplemented by a First Supplemental Indenture, dated July 1, 2005, and a Second Supplemental Indenture, dated as of August 8, 2006, between the Company and Wells Fargo Bank, National Association, as Trustee (collectively referred to herein as the “Indenture”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement (both as defined herein) other than with respect to the enforceability of the Indenture and the Notes.

In rendering this opinion, we have examined only the following documents: (i) the Company's Articles of Incorporation and Bylaws; (ii) the Indenture; (iii) resolutions adopted by the Board of Directors relating to the Notes; and (iv) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Maryland.

KH Funding Company
August 9, 2006

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the Indenture and as contemplated by the Registration Statement, the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are further subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (b) the effects of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (iii) waivers of broadly or vaguely stated rights, (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies, (vi) provisions authorizing or validating conclusive or discretionary determinations, (vii) grants of setoff rights, (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety, (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy, (x) proxies, powers and trusts, (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (xiii) the severability, if invalid, of provisions to the foregoing effect.

In addition, we express no opinion with respect to (i) whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest, or (iii) the creation, validity, perfection or priority of any security interest, mortgage, or lien.

With your consent, we have assumed (a) that the Indenture and the Notes will have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto and will be, other than as to the Company, enforceable against them in accordance with their respective terms, and (b) that the status of the Indenture and the Notes as legally valid and binding obligations of the respective parties thereto will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

KH Funding Company
August 9, 2006

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by any persons entitled by law to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

WHITEFORD, TAYLOR & PRESTON L.L.P.

/s/ Whiteford, Taylor & Preston L.L.P.